Filed Pursuant to Rule 433 under the Securities Act
Registration Statement no. 333-191114
Issuer Free Writing Prospectus dated November 4, 2014

NATIONAL RURAL UTILITIES
COOPERATIVE FINANCE CORPORATION
COLLATERAL TRUST BOND TERM SHEET

Issuer:	National Rural Utilities Cooperative Finance Corporation

Expected Ratings:	A1 (Stable) / A+ (Stable) (Moody’s / S&P)

Principal Amount:	$300,000,000

Security Type:	Collateral Trust Bonds

Legal Format:	SEC Registered

Pricing Date:	November 4, 2014

Settlement Date:	November 12, 2014 (T+5)

Maturity Date:	November 15, 2019

Coupon:	2.30%

Price to Public:	99.864%

Benchmark Treasury:	1.500% due October 31, 2019

Benchmark Treasury Yield:	1.629%

Spread to Benchmark Treasury:	+70 basis points

Yield to Maturity:	2.329%

Interest Payment Dates:	Semi-annually on May 15 and November 15, commencing May 15, 2015

Optional Redemption:
At any time on or after October 15, 2019, the Bonds will be redeemable, in whole or in part, at a redemption price equal to 100% of the principal amount being redeemed plus accrued and unpaid interest on the Bonds being redeemed to, but excluding, the redemption date.

At any time before October 15, 2019, the Bonds will be redeemable, in whole or in part, at a redemption price equal to the greater of (1) 100% of the principal amount of the Bonds being redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest discounted on a semi-annual basis at the Treasury Rate, plus 12.5 basis points, plus accrued and unpaid interest on the Bonds being redeemed to, but excluding, the redemption date.

Denominations:	$2,000 x $1,000

CUSIP:	637432 NB7 / US637432NB74

Joint Book-Running Managers:	KeyBanc Capital Markets Inc.
Mizuho Securities USA Inc.
RBS Securities Inc.
U.S. Bancorp Investments, Inc.

Senior Co-Managers:	J.P. Morgan Securities LLC
Mitsubishi UFJ Securities (USA), Inc.
PNC Capital Markets LLC
RBC Capital Markets, LLC
Scotia Capital (USA) Inc.
SunTrust Robinson Humphrey, Inc.

Co-Managers:	BBVA Securities Inc.
Regions Securities LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from RBS Securities Inc. by calling toll-free at 1-866-884-2071, KeyBanc Capital Markets Inc. by calling toll-free at 1-866-227-6479, Mizuho Securities USA Inc. by calling toll-free at 1-866-271-7403 and U.S. Bancorp Investments, Inc. by calling toll-free at 1-877-558-2607.